UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 2, 2006

Lexington Corporate Properties Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12386	13-3717318
(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015
New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On October 6, 2006, Lexington Corporate Properties Trust (the “Trust”) concluded that a non-cash impairment charge is required with respect to the Trust’s facility located in Warren, Ohio (the “Warren Facility”).

The Warren Facility is encumbered by a lease with Kmart Corporation (the “Kmart Lease”), the current term of which expires on September 30, 2007. Current rent, net of management fees, under the Kmart Lease is $8.9 million per year, which Lexington expects to collect through September 30, 2007, at which time the debt encumbering the Warren Facility will be fully repaid. The Kmart Lease provides Kmart Corporation with a purchase option. The purchase price under the purchase option is determined through an appraisal process.

On October 2, 2006, the Trust received a notice of exercise of the purchase option contained in the Kmart Lease from Kmart Corporation. Appraisals received estimate that the maximum purchase price will not exceed approximately $15.8 million. The closing of the purchase will occur at the end of the lease term, September 30, 2007.

Lexington is exploring its options with respect to contesting the appraisal process.

As a result of the exercise of the purchase option, Lexington will record a non-cash impairment charge of approximately $28.2 million in the third quarter of 2006, which equals the difference between the estimated purchase price (net of selling costs) and the net book value of the Warren Facility.

Since the impairment charge is a non-cash charge, the Trust estimates that the charge will not result in future cash expenditures.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits – None.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Corporate Properties Trust

Date: October 6, 2006	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer